Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
Crosstex Energy, L.P.:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas
December 11, 2012